Exhibit 10.4

ENGLISH TRANSLATION

FOR INFORMATIONAL PURPOSES

Lease Agreement	O R I G I N A L FEES -
concluded between	SELF-ASSESSMENT Date: 16/03/2007 Fee: €22,591.87 Signed/Landlo

CONTRA Liegenschaftsverwaltung GmbH

FN 144749 t

Berggasse 7, 1090 Vienna

(hereinafter referred to also as CONTRA)

on the one side

and

Nabriva Therapeutics Forschungs GmbH

FN 269261 y

Brunnerstraße 59, 1235 Vienna

(hereinafter also referred to as Tenant)

on the other side

1	Preamble

1.1	CONTRA is the registered owner of the property EZ 506 Land Register 01107 Simmering, consisting of plot nos. (Gst.-Nr.) 332/4, 332/5, 335/1 and 1803/1 with the address Leberstraße 20, 1110 Vienna. On this property there is a building together with underground car park, and the owner thereof is CONTRA.

1.2	CONTRA shall be establishing a biotechnology research centre in this building. For the renovations and conversions of the building necessary thereto, CONTRA shall be availing itself of funding from the Wiener Wirtschaftsförderungsfonds [Vienna Business Agency (VBA)] in accordance with the Wiener Strukturverbesserungsaktion 2005 [Vienna Structural Improvement Action 2005] (municipal council decision of 17 December 2004, Pr.Z. 05580-2004 / 0001-GFW).

1.3	The Tenant declares itself to be eligible for funding according to the conditions of the fund mentioned in section 1.2 and acknowledges that CONTRA shall be obliged to pay back the funding on a pro rata basis in the case of non-compliance with the fund guidelines by the Tenant. This would result in the loss of the rent reduction conditional upon this funding (section 4.1) with retroactive effect. The Tenant is fully informed of said funding and shall submit the necessary applications to the Vienna Business Agency in due time.

1.4	The building referred to in section 1.1 was rebuilt on the basis of a building permit issued after 30 June 1953 without the aid of public funds.

2.	Lease object

2.1	CONTRA shall lease to the Tenant and the latter shall rent from CONTRA the following areas in the basement, on the 1st, 4th, 5th, 6th, 7th floor and in the attic of the biotechnological research centre, and some outdoor facilities:

•	Office premises with a total floor space of around 998m2

•	Biology laboratory space, animal unit and biology laboratory side rooms with a total floor area of approximately 740m2

•	Chemistry laboratory space, and chemistry laboratory side rooms with a total floor area of approximately 412m2

•	Secondary areas (kitchens, sanitary rooms, passage sections and sluices inside the lease object), the areas located in the basement and the outside facilities (outside area) with a total floor area of approximately 738m2

In addition CONTRA shall lease to the Tenant and the latter shall rent from CONTRA the laboratory furniture newly acquired for the laboratory space for the tenant before the lease commencement for the account of CONTRA.

The premises specified are outlined in colour in the Basic structure - Standard floor plan (Supplement ./1) (approximate figures). The desired room divisions and/or uses have been outlined in red in the “Nabriva” Concept (Supplement ./4).

The premises shall be adapted in consideration of a construction and equipment specification to be determined by mutual agreement between the Tenant and CONTRA.

2.2	The actual area of the premises specified shall form the basis for the calculation of the main rent and operating costs. Deviations of up to 3% in the area dimensions forming the basis of these calculations compared to the actual dimensions may be disregarded.

2.3	The Tenant may use the lease object only for the purposes of its biotechnology research and production. Any change to the intended use shall require the express written consent of CONTRA. Only the interior of the lease object shall be leased.

CONTRA is aware that the research and production processes of the Tenant are very complex and involve procedures which sometimes react extremely sensitively to external factors. CONTRA will take due consideration for these internal processes of the Tenant accordingly.

2.4	The Tenant shall without extra payment to CONTRA be entitled to affix or have a third party affix advertising inscriptions, advertising media etc. of the Tenant to the outer surfaces of the building by mutual agreement with CONTRA.

The Tenant shall be obliged to bear the costs associated with the installation and maintenance of these inscriptions, in particular the public charges to be paid in respect to this, and upon termination of the lease, shall be obliged to remove the inscriptions and advertising media at its own expense and without damaging the fabric of the building.

The attachment of other announcement boards, advertising or orientation signs outside the lease object shall likewise be undertaken by mutual agreement with CONTRA.

Advertisements or boards that are mounted without agreement with CONTRA can be removed by CONTRA at the expense and risk of the Tenant.

3.	Term of the Agreement, waiver of termination

3.1	The lease shall begin upon the structural completion of the lease object in accordance with the construction schedule, which constitutes a component part of this Agreement (Annex), on the first of the month following the contractually compliant handover and acceptance of the lease object and shall be concluded for an indefinite duration. CONTRA shall announce the time of handover to the Tenant at least three months in advance. Minor defects such that do not prevent the contractual intended use of the lease object shall not entitle the Tenant to refuse acceptance of the lease object. CONTRA undertakes to fix minor defects within 30 days of notification.

The handover and acceptance shall take place no later than by 14 December 2007, provided that the following preconditions are fulfilled:

•	The orders for laboratory furniture (Furniture, section 36. of the construction schedule) shall be placed in due time by the Tenant in its own name and for the account of CONTRA, so that delivery can be carried out on the request of CONTRA from mid-October 2007. The Tenant shall be responsible for the timely delivery of furniture.

•	The order for the procurement of the autoclave to be provided by the Tenant shall be placed by the Tenant in its own name and for its own account, so that the delivery can be carried out at the request of CONTRA from mid-August 2007. The Tenant shall be responsible for the timely delivery of the autoclave. If the autoclave is not delivered on time and compliance with the handover date (14/12/2007) for the entire lease object is therefore not possible, the contracting parties shall define in writing by mutual agreement which areas associated with the autoclave cannot be handed over by the handover date 14/12/2007).

•	The existence of such written definition shall mean that the Tenant is not responsible for the delay, the handover date (14/12/2007) and all provisions of this Agreement referring to this date shall continue to apply only for the other parts of building and leased area not covered by this definition, and the late delivery of the autoclave shall not represent a case of application pursuant to section 7.4.

The Tenant is interested in the earliest possible relocation of the administration of its company. CONTRA shall endeavour, regardless of the agreed handover date, to make a part of the planned office space (administration) available at an earlier time and hand this over to Nabriva Therapeutics Research GmbH. For these office areas, this Lease Agreement shall apply mutatis mutandis from the point of handover. CONTRA shall thus hand over a floor containing office space ahead of time, namely before 1 June 2007, if possible. The Tenant is aware that it will have to expect restrictions and impairments to its ongoing operations on account of the building works up until the takeover of the entire lease object. For the duration of any possible restrictions and impairments, CONTRA shall grant the Tenant an appropriate rent reduction in analogous application of § 1096, second sentence ABGB [Austrian Civil Code].

The contracting parties shall be entitled to terminate the Agreement by giving six months’ notice to 31 March, 30 June, 30 September or 31 December of each year respectively. The Landlord can terminate the Lease Agreement only for good cause within the meaning of § 30 Mietrechtsgesetz [Austrian Tenancy Law] or dissolve the Lease Agreement only for the reasons specified in § 1118 ABGB.

The Tenant shall waive the exercise of its right of termination for a period of ten years, to be counted from the date on which the Lease Agreement commenced for the entire lease object (this shall be, subject to the fulfilment of the preconditions under section 3.1, second paragraph, no later than 1 January 2008). Nevertheless, the Tenant can terminate the Lease Agreement during that period also with effect to the aforementioned dates in compliance with the above notice periods, but no earlier than after the expiry of two years, to be counted from the date on which the Lease Agreement has commenced for the entire lease object (this shall be, subject to the fulfilment of the preconditions under section 3.1, second paragraph, no later than 1 January 2008), if

•	the Tenant permanently ceases its business activity due to sustained economic failure;

•	the Tenant relocates its company headquarters abroad;

•	the Tenant due to transformations under company law merges with a legal person or is acquired by another legal entity or is incorporated into an existing business, whereby the company site at 1110 Vienna, Leberstraße 20, becomes obsolete;

•	the Tenant in accordance with the provisions of section 6.2 provides a new sub-tenant, with whom a new lease agreement is concluded.

In the case of termination of the lease before the end of the termination waiver period, the Tenant must pay CONTRA termination compensation. The termination compensation shall be

•	upon termination of the lease within the first six years of the contractual term €200.000 net and

•	upon termination of the lease from within the seventh up to and including the tenth year of the contractual term €100.000 net.

The above amounts shall be subject to value protection by analogous application of section 4.3.

In the case of termination of the lease before the end of the termination waiver period, the following shall apply with respect to the laboratory furniture:

•	The Tenant shall be entitled to buy the laboratory furniture from CONTRA. The purchase price shall be calculated from the procurement costs less four per cent (amortisation) for each completed year of the Agreement. The Tenant shall notify CONTRA at least three months before the termination date, as to whether it wishes to buy the laboratory furniture according to the above arrangement. CONTRA shall be entitled to object to this purchase within one month. If CONTRA objects to the purchase of laboratory furniture, the furniture shall remain in the lease object without CONTRA requiring any compensation/payment for the laboratory furniture from the Tenant.

•	If the Tenant fails to make use of its purchase option pursuant to the above paragraph and laboratory furniture for this reason remains in the lease object, the Tenant shall be obliged to pay for the laboratory furniture/pay compensation to CONTRA. This compensation shall be calculated from the procurement costs less four per cent (amortisation) for each completed year of the Agreement, less a further deduction amount, which shall be determined by agreement between the contracting parties. If the contracting parties cannot agree on this deduction amount, an expert opinion shall be sought to determine the value of this laboratory furniture to CONTRA if it remains in the lease object. This value shall then be used as the deduction amount. The costs for the expert opinion shall be divided equally between the contracting parties. If the contracting parties cannot agree on the who this expert should be, the selection of the expert shall be made by the President of the Vienna Bar Association.

•	If within six months after the end of this Lease Agreement a lease agreement is successfully concluded with a sub-tenant for the laboratory space that is the subject of this Agreement, there shall be no obligation on the part of the Tenant to pay for the laboratory furniture/compensation. In this case, CONTRA shall repay to the Tenant without delay any compensatory amount pursuant to the above paragraph that has already been paid.

The Tenant shall pay CONTRA the termination compensation and the compensatory amount for the laboratory furniture no later than six months after the termination date.

If CONTRA has availed itself of a grant in the sense of section 1.3 for the lease object and, because of the premature termination of the Agreement, a refund of the grant (or part thereof) has to be made under the guidelines of the VBA, the Tenant undertakes to compensate CONTRA for the grant funds on a pro rata basis. The level of this proportion of grant funds (and hence the amount of compensation) shall be calculated from the difference between the main rent required of the Tenant and the main rent that would have been required, if the Tenant had not used any funding from the outset, in each case based on the entire term of the Agreement. The amount of compensation shall be limited to the amount that the VBA requires CONTRA to repay.

The compensation amount shall be due against invoice. The Tenant and CONTRA shall mutually agree prior to the termination, the manner in which the payment of the compensation amount for the repayment of the grant by the Tenant shall be secured. Without such an agreement, CONTRA shall be entitled to reject the termination and to demand the continuation of the lease.

3.2	The following reasons are agreed as important reasons for termination within the meaning of § 30 para. 2 line 13 MRG:

•	The Tenant changes the contractual intended use of the lease object (Section 2.3) without the express written consent of CONTRA.

•	The Tenant undertakes a transfer of the lease object in violation of the provisions of section 6.2.

•	The Tenant violates other provisions of this Agreement despite a warning, meaning that the continuation of the Agreement is unreasonable for CONTRA.

In the event of a termination according to the foregoing provisions or the declaration of contract rescission under §1118 ABGB, the Tenant shall be obliged to pay CONTRA termination compensation, purchase the laboratory furniture/pay compensation for this, and pay its pro rata share of the grant funds, in analogous application of the provisions of section 3.1.

4.	Rent, security deposit

4.1	The agreed rent consists of

•	The main rent base amount of €8.00/m2 net per month for office premises, laboratory premises and the other premises and areas;

•	The main rent supplement, the amount of which is dependent on the investments (renovations and conversions) made to the lease object by CONTRA: 8 % of the investment costs, divided according to office premises and laboratory premises, shall be required for the contractual year. Per month and square metre, the supplement shall thus be one-twelfth of these respective amounts, divided by the corresponding usable area. These supplements shall not exceed (net monthly respectively):

•	for the office space €3.20/m2,

•	for the biology laboratory space, animal unit and biology laboratory side rooms €14.00/m2,

•	for the chemistry laboratory space and the chemistry laboratory side rooms €14.00/m2,

•	for the remaining premises and areas €3.20/m2.

According to current calculations, the required supplements will reach the aforementioned maximum amounts. Based on the current planning status, the main rent (MR) for the office space, laboratory space and other premises and areas shall thus be (monthly net respectively):

	m2	MR-base amount per m2	MR- supplement per m2	MR in total per m2	results in MR of:
Chemistry laboratory space and chemistry laboratory side rooms:	412	8,00	14,00	22,00	9.064,00
Additional areas:	738	8,00	3,20	11,20	8.265,60

Totals:	2.888				44.787,20

The investment for infrastructural measures, e.g. freight lift, shall be borne by CONTRA and not charged to the Tenant;

•	The remuneration for the laboratory furniture depending on its procurement costs: one-twelfth of eight per cent of these procurement costs shall be billed monthly net;

•	The proportion of operating costs and public charges pursuant to section 4.4;

•	Statutory value-added tax.

The main rent (net) shall reduce by the pro rata funding of the Vienna Business Agency. The crediting of the funding to the main rent shall be effected according to the guidelines of the Viennese Structural Improvement Action 2005 by reducing the investment costs to be transferred to the Tenant. The reduction of the main rent shall be carried out only if the Tenant is eligible under the Viennese Structural Improvement Action 2005. The above values do not include the reduction by said funding.

4.2	The rent shall be due for payment on the first of the month in advance in consideration of a five-day grace period and to an account to be specified by CONTRA. At the request of CONTRA, the Tenant shall grant a collection order in order to settle the rent payments. The Tenant agrees that for costs specified in section 4.4 , monthly advance payments shall be paid against a one-off annual settlement no later than by 30 June of the following year. The advance payment at the beginning of the Lease Agreement shall be €260 per m2 net per month.

In the case of a partial handover of the lease object to the Tenant, only the proportional rent pursuant to section 4. that is attributable to the area already handed over shall be due for payment until the complete handover of all the areas referred to in section 2.1. In the case of partial handover of the lease object, the provisions of this Agreement shall apply in this respect mutatis mutandis. The date on which all listed areas are handed over to the Tenant shall be used, however, to determine the beginning of the termination waiver period.

4.3	Stability of value is expressly agreed for the main rent and the payment for the laboratory furniture. The main rent and the consideration for the laboratory furniture shall be value protected using Consumer Price Index 2005. Should this Index no longer be published, the index which corresponds most closely to this index shall apply as a basis for the value protection. The first starting basis for the value protection shall be the index number published for the month of the commencement of the Agreement. Fluctuations of up to and including 5% shall not be taken into consideration; beyond this threshold, however, the entire change shall take effect. The index number thus taken into account for the upward revaluation shall be the new starting basis for the calculation of the following value adjustment.

CONTRA shall also be entitled to apply the rent adjustment retrospectively for past rental periods. Under no circumstances shall the failure to carry out the rent adjustment represent a waiver of the right to value adjustment per se or to appreciation amounts accruing but not yet claimed for the past. A reduction in the main rent by application of the above provision shall be excluded.

4.4	The scope of facility management to be organised by CONTRA is at present not yet determined. Insofar as the corresponding services are not already contracted by the Tenant itself, the operating costs shall include

•	all expenses that are necessary for the proper operation of the biotechnology research centre, or arise through the use of general parts of the biotechnological research centre;

•	the pro rata costs for heating including the cost of maintenance and repair of the heating system (heating costs);

•	at least all items referred to in §§ 21 to 25 of the Austrian Tenancy Act (MRG).

The Tenant expressly consents to appropriate insurance for the whole property. Should the Tenant not make use of facilities of the property, this shall not release it from the obligation to pay the pro rata costs. The Tenant agrees that the fee for administering the biotechnology research centre amounts to 2.5 per mille of the appropriate fire insurance for of the whole building taking into consideration the risk to be covered, at least, however, the amount which the property manager determines in accordance with the respective guidelines for fee scales.

The proportion of the operating costs payable by the Tenant that are attributable to the whole property or are not allocated to the lease object of the Tenant shall be determined by the ratio of the floor space of the lease object to the sum of floor space of all leased premises of the biotechnology research centre.

Operating costs that are associated with the lease object of the Tenant shall be borne by the Tenant alone. CONTRA shall be entitled to carry out the maintenance of existing or install new sub-meters (measuring devices) at the expense of the Tenant; these shall be used for allocating operating costs to the lease object of the Tenant.

4.5	The Tenant shall be responsible for all individual consumption costs on the basis of supply contracts to be concluded in its own name with the respective utility companies. Insofar as this cannot be done, these consumption costs shall be added to the operating costs pursuant to section 4.4. In this case, CONTRA shall in the case of default of payment by the Tenant be entitled to cease supply to the lease object of the supply services in question after a warning and the setting of a grace period of 14 days.

4.6	In the event of a delay in payment, default interest at the level of the respective statutory default interest rate for mutual entrepreneurial transactions is agreed. In the case of default in payment, CONTRA shall be entitled, regardless of any designation made by Tenant, to credit partial payments of the Tenant against rent payments designated by the latter. The Tenant shall not be entitled to offset counter-claims against the claims of CONTRA from this Agreement.

4.7	The Tenant shall in order to secure all claims of CONTRA in connection with this Lease Agreement provide CONTRA no later than upon handover of the lease object with an irrevocable, abstract bank guarantee issued in favour of CONTRA on first demand without examination of the underlying legal relationship, this to be disbursed by a bank based in Austria in the amount of three months’ gross rent with a term of at least two years or, alternatively, to provide a cash security deposit to CONTRA to be invested at the respective base interest rate and which can also be accessed in partial amounts. The Tenant shall in the event of the payment of a bank guarantee be obliged no later than three months before the expiry of the bank guarantee to seek the extension thereof for at least another two years; failing this, CONTRA shall be entitled to draw the bank guarantee and retain the guarantee amount as a cash deposit, which shall be non-interest bearing. The provision of the previous sentence shall apply analogously also for any extension to the extension of the bank guarantee.

5.	Use, maintenance obligation, restoration

5.1	The Tenant confirms that the condition of the lease object, which is to be prepared according to the equipment specification agreed with CONTRA, shall be one that is suitable for its purposes.

CONTRA shall inform the Tenant of the connected values for the supply and drain lines as well as the maximum ceiling loads. These values may not be exceeded. The Tenant waives any claim against CONTRA in relation to possible adaptations of the lease object requested by the Tenant, which go beyond the renovations and conversions evident from

Supplement ./1 and the construction and equipment specification to be agreed upon. CONTRA shall assume no liability for a particular characteristic or a particular suitability of the lease object to a particular use, but guarantees instead that the lease object shall be prepared properly in accordance with the construction and equipment specification (Supplement ./3).

Any regulatory requirements associated with the use of the lease object shall be fulfilled by the Tenant at its own expense. In particular, the Tenant shall organise any necessary business premises permit at its own expense. Insofar as the contractual use of the lease object requires corresponding considerations or regulatory approvals in connection with the renovations and conversions of the building, that are undertaken by CONTRA in connection with the establishment of the biotechnology research centre, CONTRA shall fulfil the relevant requirements and/or obtain the necessary permits (e.g. ensuring compliance with the designation of the building in accordance with the contractual use of the lease object).

5.2	The Tenant shall accept the lease object and all the facilities and equipment therein including the cables and pipes of all types running in the walls at its own cost in the lease object in a perfect condition and shall be responsible for carrying out all repairs, maintenance and servicing work at its own expense using certified contractors. In the case of fire, risk of explosion or other danger to life and limb, it shall by way of derogation from the above be the responsibility of the contracting party that first becomes aware of the defectiveness to take the necessary security measures.

If the Tenant fails to meet this obligation in spite of a written warning setting an appropriate grace period, CONTRA shall be entitled to carry out the necessary work at the cost and risk of the Tenant. The requirement for a warning and a grace period shall cease to apply if imminent danger exists.

The Tenant shall notify CONTRA of any material damage in and/or to the lease object or in and/or to the biotechnology research centre with evidence thereof immediately after becoming aware of this. The Tenant shall be liable for the adverse effects of a breach of this obligation to notify.

5.3	The Tenant shall treat the lease object together with the equipment contained therein as well as the communal systems and facilities gently and with due care, and make use of the lease object, including the communal facilities, in such way that CONTRA or third persons are not affected. The Tenant shall be responsible for ensuring that its employees, customers, contractors and visitors also comply with these obligations.

5.4	The Tenant must first obtain express written consent from CONTRA before undertaking structural changes of any kind. Upon termination of the lease, the Tenant shall at CONTRA’s choice either leave in the lease object the structural changes undertaken and other investments that cannot be removed without damaging the building fabric without compensation or remove these; in the latter case, any damage caused to the building fabric by the Tenant must be remedied. CONTRA’s contractual right to choose shall be exercised together with the granting of its approval of the planned structural changes by the Tenant.

5.5	After the end of the lease, the Tenant shall hand back the lease object to CONTRA in the condition in which the Tenant accepted it, taking into consideration the usual wear and tear associated with careful use, clear of its own movables and in a clean state. Structural changes and other investments that can be removed without damage to the building fabric shall in this case be removed by the Tenant, insofar as these by agreement between the contracting parties are not becoming the property of CONTRA without compensation. If the Tenant fails to fulfil these obligations or fails to fulfil them in due time, CONTRA can undertake the clearing and cleaning and the removal of the changes/investments at the risk and expense of the Tenant and for this purpose gain access to the lease object, even in the absence of an execution title.

5.6	The Tenant shall under no circumstances be entitled to a compensation claim against CONTRA for investments in the lease object (e.g. structural alterations).

5.7	CONTRA shall be entitled to make improvements and structural changes of all kinds that relate to the general parts of the building or other leased premises in the building. In this context, CONTRA shall after giving prior notice be entitled to make use of the lease object to the extent necessary. Claims of the Tenant against CONTRA in connection with this shall arise only if said improvements or structural changes would with technically and economically justifiable expense have also been possible without recourse to the lease object.

With regard to the intended use as defined in section 2.3 realised by the Tenant in the lease object, CONTRA shall in connection with said improvements and structural changes be obliged to take all measures to ensure that the property movables owned by the Tenant, in particular the laboratory equipment, are not damaged by emissions of any kind associated with the building work or in any other way negatively affected. The same shall apply in particular with respect to compounds, experiment set-ups etc. used in the lease object.

The Tenant must be notified of foreseeable building measures at least in sufficient time for it to be able to make appropriate arrangements. CONTRA acknowledges that parts of the research undertaken by the Tenant may be seriously affected, damaged and even destroyed by unforeseen disturbances.

The maintenance obligation of the Tenant pursuant to section 5.2 shall remain unaffected. CONTRA or an authorised representative of CONTRA shall generally be entitled to enter the lease object for important reasons at any time during business hours after giving prior notice, in cases of imminent danger, even outside business hours and without prior notice. Important reasons in this sense shall include in particular

•	the preparation and implementation of works that the Tenant is obliged to tolerate, or

•	the inspection of the lease object for the purpose of checking compliance with the provisions of this Agreement or for the purpose of preparing a subsequent lease.

The Tenant shall be responsible for ensuring that access to the lease object by CONTRA is possible in its absence also.

5.8	The Tenant declares that it shall not derive any legal claims from temporary disruption or outages of the water, electricity, gas, lighting, heating, ventilation, air-conditioning supply and sewerage lines or such like, unless the disruption (outage) was caused by at least the gross negligence of CONTRA and the Tenant thereby suffers a significant disturbance to its business. The Tenant must be notified of foreseeable outages at least in sufficient time for it to be able to make appropriate arrangements. CONTRA acknowledges that parts of the research undertaken by the Tenant may be seriously affected, damaged and even destroyed by unforeseen disturbances or outages.

5.9	The Tenant must take out business liability insurance with sufficient coverage, maintain this throughout the lease term and provide evidence of this to CONTRA upon request.

5.10	The Tenant shall be responsible for ensuring the proper disposal of accumulated special waste at its own cost. Special waste includes waste that due to its nature or amount requires separate disposal and in all cases hazardous waste within the meaning of the Abfallwirtschaftsgesetz [Austrian Waste Management Act]. In all other respects the Tenant shall be responsible for ensuring proper waste separation. The rubbish containers provided may only be used according to regulations.

6.	Other provisions

6.1	The Tenant shall be obliged to comply with a set of house rules yet to be issued, in their respective current version, insofar as these do not contradict the provisions of this Lease Agreement. CONTRA shall be entitled to issue or amend regulations on the use of the general parts of the building, provided these regulations do not adversely interfere with the contractual rights of the Tenant or compromise the achievement of the contractual intended use.

6.2	The Tenant may not transfer its rights arising from this Agreement, based on whatever legal title, in full or part to third parties, either for free or in return for payment (e.g. sublease). This shall also apply for a transfer by way of a possible company relationship or long-term lease agreement. The Tenant shall not be permitted to assign to third parties any rights arising from this Agreement.

The Tenant shall, however, be entitled to sublease the lease object to a group company or transfer its rights and obligations from this Lease Agreement to a group company, provided CONTRA does not object to such a sublease or transfer for good cause. A group company shall be any company in which the Tenant has a direct or indirect involvement of more than 25% or which has a direct or indirect involvement of more than 25% in the Tenant’s company or which will become the legal successor of the Tenant through the sale of the company. A good cause entitling CONTRA to object shall be in particular if the group company does not have its headquarters in Austria. The Tenant must inform CONTRA in advance of an intended sublease or contract transfer.

6.3	Amendments or supplements to this Agreement must be made in writing. This shall also apply to any deviation from this written form requirement. Verbal ancillary agreements do not exist and/or shall lose their validity upon signature to this Agreement by all parties.

6.4	Unless the Tenant provably informs CONTRA of a different address, legal declarations to the Tenant from CONTRA may be delivered until handover of the lease object to the address stated at the top of this Agreement; after handover these shall be delivered to the address of the lease object.

6.5	For all disputes arising from of or in connection with this Agreement, including the validity thereof, the non-exclusive jurisdiction of the competent court Vienna’s First District is agreed as the place of jurisdiction.

6.6	Legal transaction fees triggered by this Agreement shall be borne by the Tenant. CONTRA is obliged by law to calculate the legal transaction fees itself. The contracting parties shall each bear the costs of their own legal advice.

6.7	This Agreement shall be drawn up in two copies, one of which is intended for each contracting party.

7.	Tenant’s right of withdrawal, contractual penalties, postponement of deadlines

7.1	The Tenant shall be entitled to withdraw from this contractual relationship by written declaration setting a grace period of six weeks, if

•	CONTRA does not hand over the lease object by 14 November 2007 at the latest;

•	CONTRA does not obtain all the mandatory official permits necessary for its intended building project thatare related to the whole property or the plot; official permits relating to the Tenant’s intended use of the lease object are not in any event included in the aforementioned permits to be obtained by CONTRA; or

•	CONTRA fails to remedy major deficiencies in the lease object - these being deficiencies which prevent the contractual intended use of the lease object - also with respect to the contractually agreed facilities within a reasonable time following notification thereof.

7.2	The contracting parties agree that in the event that CONTRA does not offer the lease object for transfer to the Tenant as per the Agreement by 14 December 2007 at the latest, CONTRA shall pay a contractual penalty to the Tenant, to which the provisions of ÖNORM B2110, Issue 2003-02 -01, section 5.36.1 shall apply mutatis mutandis. This contractual penalty shall be

•	€83,333.00 in the event that CONTRA offers handover of the lease object as per the Agreement to the Tenant in the period from 15 December 2007 to 7 January 2008,

•	a further €83,333.00 in the event that CONTRA offers handover of the lease object as per the Agreement to the Tenant in the period from 8 January 2008 to 30 January 2008, and

•	a further €83,333.00 in the event that CONTRA offers handover of the lease object as per the Agreement to the Tenant after 30 January 2008 or a possible contract withdrawal declared by the Tenant becomes effective.

The aforementioned amounts shall be due for payment on the first day of the delay period, thus on 15 December 2007, 8 January 2008 and 31 January 2008 respectively.

The Parties declare themselves to be informed of the provisions of ÖNORM [Austrian Standard] B2110, Issue 2003-02-01, section 5.36.1: According to these, the Tenant’s claim for payment of the agreed contractual penalty arises if CONTRA is not able to prove that it or its vicarious agents have not been responsible for the delay. Evidence of any damage shall not be required. Damages in excess of the contractual penalty shall be replaced only in the case of intent or gross negligence on the part of CONTRA. The provisions of § 1336 ABGB concerning judicial discretion shall be applied. If an extension of the performance period has been agreed, the penalty agreed for the original date shall cease to apply unless otherwise agreed.

The Tenant is aware that CONTRA shall enter a contractual penalty agreement conforming to customary practices and thus ÖNORM B2110, Issue 2003-02-01, section 5.36.1 with the professionals appointed to carry out the structural measures in the lease object and thus cannot on its part make any commitments beyond the scope of the preceding paragraphs with respect to a contractual penalty. The agreements between CONTRA and the professionals appointed by CONTRA shall not affect this Agreement.

7.3	Upon withdrawal from the Agreement for the reasons mentioned in section 7.1 b) or c), the Tenant shall only be entitled to additional claims against CONTRA, if CONTRA is guilty of gross negligence in the reason for the withdrawal.

7.4	Delays in the implementation of the construction schedule (Annex) for which the Tenant is responsible shall result in a corresponding postponement of all dates and deadlines mentioned in this Agreement. A delay in the implementation of the construction schedule (Annex) for which the Tenant is responsible shall thus result in a corresponding postponement of the latest handover date (14 December 2007) and the due dates for the contractual penalty instalments.

Annex:	Construction schedule (attached)

Supplements:

•	Basic structure -Standard floor plan (leased areas)

•	Technical specification of the engineering firm Mahr & Partner GmbH

•	General construction and equipment specifications “Nabriva” Concept

Vienna, 16 March 2007

/s/ Ralf Schmid	[stamp]

for	for
Nabriva Therapeutics Forschungs GmbH	CONTRA Liegenschaftsverwaltung GmbH